Exhibit 107

Calculation of Filing Fee Table

F-4

(Form Type)

Plum III Merger Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2) (3)	Maximum Aggregate Offering Price (2) (3)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities

Fees to Be Paid	Equity	Common shares (4)	457(c), (f)(1)	10,211,699	11.00	112,328,689	0.0001531	$17,198
Fees to Be Paid	Equity	Common shares (5)	457(c), (f)(1)	50,768,077	0.3317	16,839,772	0.0001531	$2,579
Fees to Be Paid	Equity	Warrants (6)(7)		12,059,166	—	—	—	—
Fees to Be Paid	Equity	Common shares issuable on exercise of Warrants (5)(7)	457(c), (f)(1), (i)	12,059,166	11.554	$139,331,604	0.0001531	$21,332
	Total Offering Amounts					$268,500,065		$41,109
	Total Fees Previously Paid					$0		—
	Total Fee Offsets					$0		—
	Net Fee Due							$41,109

(1)	All to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	In accordance with Rule 457(f)(1), Rule 457(c), and Rule 457(i), as applicable, based on (i) in respect of Plum Acquisition Corp. III (the “SPAC”) Class A ordinary share, $0.0001 par value (“SPAC Common Shares”), the average of the high ($11.00) and low ($11.00) prices of the SPAC Common Shares on the NASDAQ Global Market (“NASDAQ”) on October 22, 2024 and (ii) in respect of the SPAC Common Shares issuable upon the exercise of the warrants to the purchase SPAC Common Shares (“Warrants”), the sum of (x) the average of the high ($0.054) and low ($0.054) prices for the Warrants on the NASDAQ on October 22, 2024 and (y) the $11.50 exercise price of the Warrants. Pursuant to Rule 457(i), no separate fee is required for the registration of Warrants.
(3)	In accordance with Rule 457(f)(1), Rule 457(c), and Rule 457(i), as applicable, based on in respect of Tactical Resources Corp. (“TRC”) common shares, no par value (“TRC Common Shares”), the average of the high ($0.3317) and low ($0.3317) prices of the TRC Common Shares on the OTC Market on October 22, 2024.
(4)	The number of Common Shares being registered represents the up to 10,211,699 Common Shares issued to the stockholders of the SPAC, in connection with the business combination described in the accompanying prospectus (the “Business Combination”).
(5)	The number of Common Shares being registered represents the sum of the following shares to be issued in connection with the Business Combination (A) 37,349,723 Common Shares to be issued to the former stockholders of TRC, (B) up to 2,507,469 Common Shares issuable upon the exercise of outstanding stock options issued by TRC (“TRC Options”), (C) up to 3,732,409 Common Shares issuable pursuant to restricted stock units issued by TRC (“TRC RSUs”), (D) up to 2,990,639 Common Shares issuable upon the exercise of outstanding warrants issued by TRC (“TRC Warrants”) and (E) up to 4,187,837 Common Shares issuable upon the conversion of convertible debt issued by TRC (“TRC Convertible Debt”).
(6)	Each Warrant is exercisable for $11.50.
(7)	Represents the issuance of (a) 9,416,666 Common Shares issuable upon the exercise of 9,416,666 warrants to purchase Common Shares that were issued in connection with the consummation of the Business Combination in exchange for warrants that were issued in the initial public offering of the SPAC and that were previously exercisable for the SPAC’s Class A ordinary shares and (b) 2,642,500 Common Shares issuable upon the exercise of 2,642,500 Founder and Private Placement Warrants.